UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

(Date of earliest event reported): February 14, 2012

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

710 Norfleet Drive West

Middletown, IN 47356

(Address of principal executive office and zip code)

(765) 354-9832

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 14, 2012 Imperial Petroleum, Inc. (the “Company”) closed an Asset Purchase Agreement (the “Agreement”) with Eleven Energy Corporation, which finalized the sale of its share of the ownership of the Coquille Bay Field located in Plaquemines Parish, Louisiana. Per the terms of the Agreement, the Company received consideration of $100 cash, and other consideration as set forth in the Agreement, including the assumption of plugging liabilities and the requirement of a bond with the State of Louisiana Department of Natural Resources.

Included in the terms of the Agreement was the sale of 100% of the equity of Hillside Oil and Gas, an Approved Operator which had been operating the Coquille Bay facility as a contract operator for the Company. Prior to the Agreement, Hillside Oil and Gas was owned by Greg Thagard, a member of the Company’s Board of Directors. In consideration for the sale of Hillside Oil and Gas, Mr. Thagard received $100.00.

In determining the amount of consideration to accept, the Company reviewed the current operating costs of maintaining the assets and the estimated costs associated with returning the assets to an acceptable, operational status. The monthly cost of maintaining the assets totaled approximately $60,000. An independent third party estimated the costs of restoring the assets to a level necessary to continue production at approximately $750,000 to $1,000,000.

As a result of this Agreement, the Company will no longer have any business operations related to traditional oil and gas exploration and production.

ITEM 9.01	EXHIBITS

(d)	Exhibits

Exhibit Number	Description of Exhibit

Exhibit 99.1	Press Release

Exhibit 99.2	Asset Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/s/ Tim Jones
Tim Jones
Title:	CFO

Dated: February 16, 2012